Exhibit 21.1

Subsidiaries of the Registrant

NAME OF SUBSIDIARY                        JURISDICTION OF INCORPORATION
------------------                        -----------------------------
Premier (United Kingdom) Limited                   United Kingdom

RMS Titanic (UK) Limited                           United Kingdom

RMS Titanic, Inc.                                    Florida

Premier Acquisitions, Inc.                           Nevada

Exhibitions International, LLC                       Nevada